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                                                                     EXHIBIT 5.1








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                                  [LETTERHEAD]


                                 June 27, 1996





Board of Directors
The Buckle, Inc.
2407 West 24th Street
Kearney, Nebraska 68847

                 Re:      The Buckle, Inc. Registration Statement on Form  S-8

Ms. Rhoads and Gentlemen:

                 We have acted as counsel for The Buckle, Inc. (the "Company") in connection with the preparation of the above-referenced Registration Statement. We have examined and are familiar with the Articles of Incorporation of the Company, its By-Laws and such other corporate records, documents and proceedings which we have deemed relevant to this opinion, and we have examined and are familiar with such laws and regulations as we have deemed relevant to this opinion. We have also examined the proceedings relating to the adoption of and reservation for issuance and sale of 500,000 shares of the Company's common stock (the "Shares") under the Company's 1995 Executive Stock Option Plan (the "Plan").

                 It is our opinion that:

                          1. The Company has been duly organized and is a validly existing corporation under the laws of the State of Nebraska.

                          2.      The Shares, when issued and sold in
         accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.





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                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      KNUDSEN, BERKHEIMER, RICHARDSON, ENDACOTT
                                      & ROUTH, Lincoln, Nebraska



                                      By:    DAVID R. WILSON
                                         ____________________________________
                                             David R. Wilson
                                             For the Firm